Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX ANNOUNCES A REVISED OUTLOOK FOR THE FISCAL 2007 FOURTH
QUARTER AND RESTRUCTURING CHARGES IN CONNECTION
WITH THE NEW GLOBAL REORGANIZATION
Lisle, IL, USA — June 18, 2007 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced a revised outlook for the fiscal fourth quarter ending June 30, 2007, and restructuring charges in connection with the introduction of the new global reorganization.
As the fiscal 2007 fourth quarter ending June 30, 2007 nears completion, revenue for the quarter is now estimated to be in a range of $780 to $810 million. The previous outlook for the quarter provided on April 19, 2007 was for revenue in a range of $810 to $850 million. Earnings per share for the fiscal fourth quarter are estimated to be in a range of $0.30 to $0.34, excluding the impact of the expected restructuring charges mentioned below. The previous outlook for the quarter was for earnings per share in a range of $0.34 to $0.38.
The reduction in estimated revenue and earnings per share is primarily due to lower than expected demand in the mobile phone, consumer and data business, including lingering inventory corrections at some larger customers.
Restructuring Charges and Related Cost Savings
In its release dated April 19, 2007, the Company announced that it was in the process of identifying significant opportunities to reduce costs and to improve return on invested capital in connection with the new global organization to be launched on July 1, 2007. The Company currently estimates that the total pretax charge related to head-count reductions, realignment of manufacturing capacity and certain plant closures will be $100 to $125 million. The Company expects an estimated pretax charge of approximately $20 million in the fiscal 2007 fourth quarter, primarily related to severance and other employee-related costs. The remaining pretax charges of $80 to $105 million will be incurred in the next two fiscal years. Additional details relating to these charges will be provided in the next scheduled earnings release (see below).
The Company expects that when fully implemented, the annualized pretax savings from the restructuring activities will be in a range of $75 to $100 million. Additional details relating to the cost savings will also be provided in the next earnings release.

The fiscal 2007 fourth quarter results are scheduled to be announced at approximately 3:00 p.m. CST on Wednesday, August 1. A conference call will be held at 10:15 a.m. CST on Thursday, August 2. The conference call will be held as part of the Annual Analysts meeting in Chicago, which is scheduled to begin at 10:00 a.m. CST on Thursday, August 2.
Access to the conference call and the segments of the Analysts meeting relating to the restructuring charges and related cost savings will be available to those not attending. Further details will be provided.
Forward-Looking Statements
The above estimates are based on preliminary information about the fourth quarter of 2007. As a result, as the Company completes its closing process, actual results could differ from those preliminary estimates. Statements in this release that are not historical are forward-looking. Forward-looking statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a New Global Organization. Other risks and uncertainties are set forth in Molex’s documents filed with the Securities and Exchange Commission, including Item 1A of its Form 10-K/A for the year ended June 30, 2006. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Note: The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.
Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 65 plants in 20 countries throughout the world.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

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